Exhibit 99.1

DIMON Incorporated

512 Bridge Street

Post Office Box 681

Danville, VA 24543-0681

Tel: 434 792 7511

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

May 11, 2005

DIMON Incorporated Announces Pricing of Private Offering of Senior Notes and Senior Subordinated Notes

Danville, VA – DIMON Incorporated (NYSE: DMN) today announced that in connection with its proposed merger with Standard Commercial Corporation, it priced its private offering of $315 million in aggregate principal amount of 11% Senior Notes due May 2012 and $100 million in aggregate principal amount of 12 3/4% Senior Subordinated Notes due November 2012. The Senior Subordinated Notes are being sold at 90% of their face amount.

DIMON, which will change its name to Alliance One International, Inc. as a result of the merger, intends to use the proceeds of the proposed offering, along with borrowings under a new $650 million senior secured credit facility (consisting of a $150 million term loan A, a $200 million term loan B and a $300 million revolving credit line), to repay outstanding indebtedness under DIMON’s and Standard’s existing credit facilities and to consummate the tender offers for DIMON’s $200 million aggregate principal amount of 9 5/8% senior notes due 2011 and $125 million aggregate principal amount of 7 3/4% senior notes due 2013 and Standard’s $150 million aggregate principal amount of 8% senior notes due 2012 and the related consent solicitations. Alliance One also intends to redeem, shortly after closing of the offering, all of its outstanding 6 1/4% convertible subordinated debentures due 2007. DIMON expects to close on the sale of senior notes and senior subordinated notes on or about May 13, 2005. The offering of the notes is subject to the simultaneous closing of the merger of DIMON and Standard, the consummation of the tender offers and certain customary closing conditions.

The notes proposed to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.

DIMON Incorporated is the world’s second largest dealer of tobacco with operations in more than 30 countries.

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission.